Exhibit 10s
                    FORM OF 1991 SPECIAL SEVERANCE AGREEMENT

                         [Rogers Corporation Letterhead]





November 19, 1991




Dear __________:

As you may know, Rogers Corporation (the "Company") maintains a severance policy for the benefit of certain of its employees. This policy provides for severance pay upon termination of employment in certain circumstances. A copy of the Company's severance policy, in effect on the date of this letter, is attached as Exhibit A (the "Severance Policy").

In consideration of the valuable services you provide to the Company, the Company is setting forth in this letter the agreement between the Company and you concerning severance benefits to which you will become entitled should your employment with the Company terminate during the term of this agreement.

     1. The Company agrees that if your employment with the Company terminates at any time (subject to paragraph 2. below), the severance benefits to which you will be entitled, if any, will be determined under the attached Severance Policy, regardless of any modification, revocation, or termination of the Company's severance policy applicable to any other employees of the Company, except that if the ------ Company's severance policy in effect on the date of your termination of employment is different from the attached Severance Policy, then within ten (10) days of the date of your termination of employment, you may decide whether your severance pay will be per the attached Severance Policy or per the severance policy in effect on the date of your termination. If you make so such election, the attached Severance Policy shall apply.

     2. At any time starting one year from the date of this letter, the Company or the employee may, at their sole discretion, terminate this letter by providing a written notice of such termination at least three years in advance of the effective date of such termination.

     3. If the Company is at any time merged or consolidated into or with any other entity, or if all or substantially all of the assets of the Company are transferred to another entity, the provisions of this letter will be binding upon and inure to the benefit of the other entity unless you voluntarily elect not to become an employee of the other entity with substantially the same responsibility, compensation, and benefits, and the Company will enter into an agreement with the other entity that such other entity will assume this letter and all obligations and liabilities hereunder; provided, that the Company's failure to comply with this provision shall not adversely affect any of your rights under this letter. In addition, this paragraph will apply in the event of any subsequent merger, consolidation, or transfer of assets.

     4. The provisions of this letter may be modified only in a written instrument agreed to and executed by the Company and you.


     Sincerely,


     ---------------------------------
     Norman L. Greenman, President

                                  POLICY # B-10

                          ROGERS CORPORATION SEVERANCE
                          POLICY FOR SALARIED EMPLOYEES
                          -----------------------------

POLICY
------

The terms of this Policy will apply to determine in what circumstances, and on what terms and conditions, regular, full-time salaried employees of Rogers Corporation based in the United States will be eligible for severance pay upon the termination of their employment.

APPLICATION OF POLICY
---------------------

A.   Definitions
     -----------

     1.   Regular employees are those employees not classified as temporary.

     2. Full-time employees are those employees normally scheduled for 40 or more hours of work per week.

     3. Salaried employees are those employees eligible to participate in the Pension Plan for Salaried Employees.

     4. Length of Service is calculated in the same manner as credited service for the Pension Plan for Salaried Employees - any fraction of a year is rounded to the next higher whole year. All service, hourly and salared, will be counted. However, the credited service accrual under Section H.1. will not be used in the Section C. formulae.

     5. Annual Salary for purposes of determining amounts to be paid under this Policy shall be the current gross annualized rate of pay plus any bonus or commission payments during the previous twelve months, or, the average of the total gross annual pay plus any bonus or commission payments for the past two calendar years, whichever is greater.

     6. Rate of pay is the amount paid to an employee on a regular basis before all deductions.

B.   General Principles
     ------------------

     There are two general principles that apply to this Policy as a whole, notwithstanding any other provisions of this Policy. First, Rogers Corporation reserves the right to amend, modify, or terminate this Policy in whole or in part at any time. Second, no benefits shall be provided pursuant to this Policy in the event of any employee's termination of employment in connection with a business transaction if the individual immediately thereafter is employed or is offered employment in substantially the same capacity with substantially equivalent pay and benefits by the entity that, pursuant to the transaction, is the successor to or acquirer of most or all of the business in which the individual was primarily employed prior to the transaction.

C.   Severance Pay
     -------------

     Severance pay, if any, will depend upon the reason for the termination of employment.

     1.   Voluntary Termination
          ---------------------

          Employees who voluntarily terminate their employment (except as indicated in Section F., below) are not eligible for any severance pay benefits under this Policy. The Company may choose to pay the employee in lieu of working during the notice period. Normally, such payment will not exceed two weeks.

          Employees who retire usually are considered to be voluntary terminations. However, if a terminated employee is eligible to receive a benefit under the Rogers Corporation Pension Plan for Salaried Employees, that employee will be eligible for severance pay if the reason for termination is covered in Sections C.2.a., C.2.b., or F. below. This payment is not affected by the employee's simultaneous or later decision to draw a pension.

     2.   Involuntary Termination
          -----------------------

               a.   Reduction-In-Force

                    Employees terminated due to a reduction-in-force are eligible for severance pay benefits as follows:

                                EXEMPT EMPLOYEES
                                ----------------

     Weeks of Pay for                                   Weeks of Pay Based
     Length of Service                PLUS               On Annual Salary
     -----------------                                   ----------------

         <  5 yrs =  4 weeks                                < $ 40K = 12
5        <10 yrs =  6 weeks
10       <15 yrs =  8 weeks                           $ 40K < $70K = 12 plus 1
15       <20 yrs = 10 weeks                           week for each $2,500 or
20       <25 yrs = 14 weeks                           portion thereof above $40K
25       <30 yrs = 16 weeks
30       <35 yrs = 18 weeks                           $ 70K <$100K = 24 plus 1
35       +   yrs = 20 weeks                           week for each $1,250 or
                                                      portion thereof above $70K

                                                      > $100K = 48 plus 1 week
                                                      for each $1,000 or portion
                                                      there-of over $100K

The maximum allowable weeks of pay under this formula is 78 weeks.

                              NON-EXEMPT EMPLOYEES
                              --------------------

                                Weeks of Pay for
                                Length of Service
                                -----------------

                                < 5 yrs = 5 weeks
                              5 <10 yrs = 10 weeks
                             10 <15 yrs = 15 weeks
                             15 <20 yrs = 20 weeks
                             20 +   yrs = 25 weeks

               b.   Unable to Fulfill Job Requirements

                    Employees who are terminated because, in the sole judgment of the Company, they do not fulfill their job requirements, are eligible for severance pay benefits. Such terminees must have received written notification(s) from their supervisors or managers of their failure to fulfill job requirements. This type of termination must be approved by the Vice-President, Human Resources or his designee. The employee will receive the same severance as if the termination were a reduction-in-force.

               c. Felonious Actions, Serious Policy Violations, or Gross Misconduct

                    Employees who are terminated for being convicted of a felonious action(s), serious violation of Company policy, or gross misconduct are not eligible for any severance pay or benefits.

D.   Payments
     --------

     Payments under this Policy will be made with the same frequency (semi-monthly or weekly) as when the terminated employee was employed. A terminated employee will be paid as required by applicable state law and Company Policy for salary earned but not yet paid and for unused and accrued vacation time. At the end of the period covered by this vacation pay, severance payments will begin.

     If an employee collects state unemployment benefits during the severance period, the amount of the unemployment benefits will be deducted from the gross amount of the severance payment.

E.   Cessation of Payments
     ---------------------

     If a former employee who is receiving payments under this Policy is rehired by the Company or hired by any entity of which the Company owns at least 50%, payments under this Policy will cease. Additionally, payments will cease if the former employee violates the terms of his or her confidentiality and/or non-compete agreements in any material way.

F.   "Constructive" Discharge
     ------------------------

     Employees who are earning at least $50,000 Annual Rate of Pay are eligible for reduction-in-force severance pay when their base salary is reduced by 20 percent or more so that, in effect, they have been "constructively" discharged. For such benefits to apply, the employee must terminate within one year of the date of such reduced compensation.

G.   Company Car and Gas Allowance
     -----------------------------

     Monthly car and gas allowances for eligible employees will cease as of the date of termination. Employees who have a Company-leased car must return the car to the Company within thirty (30) days after the date of termination.

     If the terminated employee was receiving either a car allowance or a Company-leased car, and is entitled to severance pay under this Policy, a single lump sum payment of $5,000.00 will be paid to the former employee in addition to the regular severance pay. It will be paid within ten (10) business days following the later of discontinuation of monthly car allowance payments or the return of the Company-leased car.

H.   Related Benefit Programs
     ------------------------

     1.   Benefits Which Continue

          Coverage under "Benefits & You" (flexible benefits) continues during the severance pay period. These programs may include:

          o Medical Insurance (or an HMO, if it has been chosen as an alternative),

          o    Dental Insurance,

          o    Life Insurance,

          o    Dependent Life Insurance,

          o    Personal and Family Accident Insurance,

          o    Long Term Disability Insurance,

          o    Flexible Spending Accounts.

          Even thought not a part of Benefits & You, the following programs continue during the severance pay period if they apply to the terminated employee(s):

          o    RESIP 401(k)

          o Rogers Corporation Incentive Stock Options and Non-Qualified Stock Options granted,

          o    Accrual of length of service for the pension plan,

          o    U. S. Saving Bond Program, and

          o Tuition Refund. Tuition Refund, however, applies only to those courses in which an employee is enrolled prior to termination and then successfully completes.

     2.   Benefits Which Do Not Continue

          The following benefit programs do not apply during the severance pay period:

     o    Vacation accrual,

     o    Paid holidays,

     o    Salary continuation for short-term disabilities,

     o    Holiday gifts, and

     o    Service Awards.

I.   Death Benefits
     --------------

     If any employee who becomes entitled to receive any severance payments or benefits dies prior to the time when all amounts have been paid in full, all amounts payable and benefits due to that individual shall be paid to the individual's beneficiary. "Beneficiary" means the person or persons so designated to receive such amounts or, if no such beneficiary designation or beneficiary exists at the time of the individual's death, the legal representative of the individual's estate.



APPROVED:



    /s/ NLGreenman
-----------------------
   Norman L. Greenman



      11/19/91
-----------------------
       Date